[WELLS FARGO LETTERHEAD]


June 13, 1996



Clark Jenkins, Controller
Knight Transportation, Inc.
5601 W. Buckeye Rd.
Phoenix, AZ  85043

RE:  Covenant Waiver

Dear Clark:

Pursuant to the Loan Agreement by and between Knight Transportation, Inc. and First Interstate Bank of Arizona, N.A. dated November 30, 1994, as ammended, certain Financial Covenants are required under Section 8 thereof.

This letter  will serve as formal  waiver of the Current  Ratio  covenant  under section 8.7 and the Debt to Worth Covenant under section 8.4 for the quarters ended March 31, 1996 and June 30, 1996. All other conditions remain unchanged and in full force and effect for current and future periods. The bank does not waive any other rights or remedies accruing therto under the loan agreement by virtue of this waiver.

Sincerely,



Scott Spillman
Vice President
Senior Relationship Manager